Exhibit 99.1

Press Release

CDW Corporation Announces Redemption of

Senior Secured Notes due 2018

VERNON HILLS, Ill. – August 5, 2014 – CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced that its wholly owned subsidiaries, CDW LLC and CDW Finance Corporation (together, the “Issuers”), have delivered a Notice of Redemption (the “Notice”) to holders of their outstanding 8% Senior Secured Notes due 2018 (the “Notes”). The Notice called for the redemption of all the currently outstanding $325.0 million aggregate principal amount of Notes. The redemption price of the Notes is 106.061% of the principal amount redeemed, which amount is equal to $1,060.61 per $1,000 principal amount, plus accrued and unpaid interest to, but not including, the redemption date, in accordance with the provisions of the indenture governing the Notes. The redemption date will be September 5, 2014.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

This press release is for informational purposes only and shall not constitute an offer to purchase the Notes or any other securities.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs approximately 7,100 coworkers. For the trailing twelve months ended June 30, 2014, the company generated net sales of $11.3 billion. For more information, visit www.CDW.com.

CDWPR-FI

Contact:

Investor Inquiries

Sari L. Macrie, CFA

Vice President, Investor Relations

(847) 968-0238

investorrelations@cdw.com

or

Media Inquiries

Mary Viola

Vice President, Corporate Communications

(847) 968-0743